Exhibit 5.1
May 16, 2023
Bright Health Group, Inc.
8000 Norman Center Drive, Suite 900
Minneapolis, MN 55437

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Bright Health Group, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 92,944,719 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company (the “Shares”) that may be issued pursuant to the Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dorsey & Whitney LLP